                                                                   Exhibit 99(a)

                                                                   (AMETEK LOGO)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

                                                                  NEWS

Contact: William J. Burke (610) 889-5249

           AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
         -- ANNOUNCES A 2 FOR 1 STOCK SPLIT, INCREASES DIVIDEND 100% AND
              CHANGES LONG-TERM INCENTIVE COMPENSATION STRUCTURE --

Paoli, PA, January 28, 2004 -- AMETEK Inc. (NYSE: AME) today announced fourth quarter and full year results that established records for sales, operating income, net income and diluted earnings per share. The Company also announced several significant changes including a stock split, dividend increase and the expanded use of restricted stock as part of its long-term compensation structure.

FOURTH QUARTER RESULTS

AMETEK's fourth quarter 2003 sales of $279.4 million were up 11% over the same period of 2002. Operating income for the fourth quarter of 2003 was $41.9 million, a 15% increase from the $36.5 million recorded in the same period of 2002. Net income in the fourth quarter of 2003 increased 14% to $24.4 million, or $.71 per diluted share, from fourth quarter 2002 levels of $21.3 million, or $.63 per diluted share. Sales, operating income, net income, and diluted earnings per share were quarterly records.

FULL-YEAR RESULTS

AMETEK achieved 2003 sales of $1.09 billion, up 5% from year 2002 results. Operating income of $156.8 million was up 5% from $148.7 million for 2002. Net income grew to $87.8 million, up 5% from the $83.7 million earned in 2002, and diluted earnings per share of $2.60 were up 4% from $2.49 per share in 2002. Sales, operating income, net income, diluted earnings per share and operating cash flow were full-year records.

"AMETEK had a very good 2003," noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. "Contributions from acquired businesses enabled us to grow the top-line during a difficult time for the manufacturing sector. An improving mix of businesses combined with our successful operational excellence focus enabled us to post another year of record earnings," he commented.

Cash flow generation for 2003 was superb. Cash flow from operations totaled $155 million, a 49% increase over 2002. Higher income, excellent working capital management and lower pension plan contributions drove the increase.

2004 OUTLOOK

Mr. Hermance commented, "For 2004 we expect revenues to be up mid single-digits on the full-year benefits of the Chandler Instruments and Solidstate Controls acquisitions and modest internal growth. Earnings are expected to be approximately $2.90 to $3.00 per diluted share, an increase of approximately 12% to 15% over 2003 driven by strength in our differentiated businesses, our continued focus on operational excellence, including movement of additional manufacturing to low cost locales, and contributions from our 2003 acquisitions.

                                     -MORE-

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
PAGE 2.

"Our first quarter 2004 sales are expected to be up mid single-digits from last year's first quarter. We expect our earnings to be approximately $0.66 - $0.68 per diluted share, an increase of approximately 12% to 15% over last year's first quarter," concluded Mr. Hermance.

ELECTRONIC INSTRUMENT GROUPS (EIG)

For the 2003 fourth quarter, EIG sales increased 15% to $151.9 million. Operating income for the fourth quarter was $28.2 million, compared with $23.0 million in the fourth quarter of 2002, an increase of 22%. Operating margins for the quarter improved to 18.6%, from 17.4% in the fourth quarter of 2002.

"EIG sales were up in the quarter as the contribution from the acquisitions of Solidstate Controls and Chandler Instruments and internal growth in our high-end analytical instruments business more than overcame lower aerospace and power instrument sales. EIG margins were up 120 basis points as contributions from the acquisitions and broad-based operating improvements combined for these very impressive results," said Mr. Hermance.

For the year, EIG sales of $561.9 million were up 4% from 2002 sales of $539.4 million. Operating income was $95.0 million for 2003, up 9% versus $87.5 million earned in 2002. Operating margins were 16.9% in 2003, up from 16.2% in 2002.

ELECTROMECHANICAL GROUP (EMG)

For the fourth quarter of 2003, EMG's sales were $127.5 million, a 6% increase over the same period of 2002. Operating income of $19.0 million was up 4% from the $18.2 million recorded in the same period of 2002. Operating margins for the quarter were 14.9%, compared with 15.2% in the fourth quarter of 2002.

"EMG fourth quarter sales were up as the contribution from Airtechnology, acquired earlier in 2003, overcame lower sales of cost-driven motors. Operating margins were solid, driven by the benefits of the Airtechnology acquisition and other operational improvements," noted Mr. Hermance.

For the year, EMG's sales increased 6% to $529.7 million, compared with $501.1 million in 2002. Operating income was $84.2 million for 2003, up 5% from the $80.2 million earned in 2002. Operating margins were essentially unchanged at 15.9% in 2003, compared with 16.0% in 2002.

TWO-FOR-ONE STOCK SPLIT SET

The Company's Board of Directors approved a two-for-one split of its common stock, payable on February 27, 2004, to shareholders of record on February 13, 2004. By splitting its stock, AMETEK expects to broaden the stock's marketability and improve its trading liquidity.

Unless otherwise indicated, all share and per share information in this report is presented on a pre-split basis. The Company's Form 10-K for 2003 will be prepared on a post-split basis.

DIVIDEND INCREASED 100%

After reviewing the Company's financial position, cash flow and earnings history, and future expectations, AMETEK's Board of Directors also has decided to increase the quarterly common stock dividend 100%, to an indicated annual rate of $.24 per share on a post-split basis ($.48 per share on a pre-split basis). The Board of Directors declared the first quarter dividend of $.06 per share ($.12 on a pre-split basis), payable on March 26, 2004 to shareholders of record on March 12, 2004.

                                     -MORE-

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
PAGE 3.

Mr. Hermance commented, "Our Four Growth Strategies have resulted in significant increases in sales, profitability and cash flow in the last several years. Anticipated strong future cash flows will enable us to continue to fund our growth strategies while rewarding shareholders with a higher cash dividend."

LONG-TERM INCENTIVE COMPENSATION PLAN CHANGE

The Company has adopted a change in the composition of its long-term compensation plan. Beginning in 2004, the long-term incentive plan for officers of the Company and other senior management personnel will be composed of 50% restricted stock and 50% stock options, rather than all stock options as it had been previously. This change will result in AMETEK expensing approximately half of its future long-term compensation awards. The Company believes this new plan will enhance AMETEK's ability to attract and retain management talent.

CONFERENCE CALL

AMETEK, Inc. will Web cast its Fourth Quarter 2003 investor conference call on Wednesday, January 28, 2004, beginning at 8:30 AM EST. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. To access the Web cast from ametek.com, click on the Audio Conference Call link. The call will be archived at www.ametek.com/investors. To access the audio archive, click on the Audio Conference Call link in the Investors Section.

CORPORATE PROFILE

AMETEK is a leading global manufacturer of electronic instruments and electric motors with 2003 sales of nearly $1.1 billion. AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

                                      # # #
                         (Financial Information Follows)

                                  AMETEK, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                       DECEMBER 31,                        DECEMBER 31,
                                                       ------------                        ------------
                                                  2003              2002              2003              2002
                                              ------------      ------------      ------------      ------------
                                                        (UNAUDITED)
NET SALES                                     $    279,440      $    252,563      $  1,091,622      $  1,040,542
                                              ------------      ------------      ------------      ------------
EXPENSES:
    Cost of sales, excluding depreciation          198,783           183,815           785,181           754,571
    Selling, general and administrative             29,489            23,909           115,186           104,816
    Depreciation                                     9,303             8,350            34,494            32,468
                                              ------------      ------------      ------------      ------------
      Total expenses                               237,575           216,074           934,861           891,855
                                              ------------      ------------      ------------      ------------

OPERATING INCOME                                    41,865            36,489           156,761           148,687
Other income (expenses):
    Interest expense                                (6,591)           (5,729)          (26,017)          (25,181)
    Other, net                                         282                93              (657)             (608)
                                              ------------      ------------      ------------      ------------
Income before income taxes                          35,556            30,853           130,087           122,898
Provision for income taxes                          11,193             9,526            42,272            39,200
                                              ------------      ------------      ------------      ------------

NET INCOME                                    $     24,363      $     21,327      $     87,815      $     83,698
                                              ============      ============      ============      ============

DILUTED EARNINGS PER SHARE *                  $       0.71      $       0.63      $       2.60      $       2.49
                                              ============      ============      ============      ============

BASIC EARNINGS PER SHARE *                    $       0.73      $       0.65      $       2.65      $       2.54
                                              ============      ============      ============      ============

AVERAGE COMMON SHARES OUTSTANDING: *
  Diluted shares                                    34,157            33,638            33,810            33,627
                                              ============      ============      ============      ============
  Basic shares                                      33,479            32,956            33,147            32,918
                                              ============      ============      ============      ============

Dividends per share *                         $       0.06      $       0.06      $       0.24      $       0.24
                                              ============      ============      ============      ============

* On January 28, 2004, the Company announced a two-for-one stock split payable on February 27, 2004, to shareholders of record on February 13, 2004. All share and per share data in this table is presented on a pre-split basis.

                                  AMETEK, INC.
                         INFORMATION BY BUSINESS SEGMENT
                                 (IN THOUSANDS)

                                     THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                        DECEMBER 31,                        DECEMBER 31,
                                        ------------                        ------------
                                        (UNAUDITED)
                                   2003              2002              2003              2002
                               ------------      ------------      ------------      ------------
          NET SALES

 Electronic Instruments        $    151,937      $    132,613      $    561,879      $    539,448
 Electromechanical                  127,503           119,950           529,743           501,094
                               ------------      ------------      ------------      ------------
   Total Consolidated          $    279,440      $    252,563      $  1,091,622      $  1,040,542
                               ============      ============      ============      ============


       OPERATING INCOME

 Electronic Instruments        $     28,223      $     23,043      $     94,976      $     87,485
 Electromechanical                   19,020            18,239            84,151            80,225
                               ------------      ------------      ------------      ------------
   Total segments                    47,243            41,282           179,127           167,710
 Corporate and other                 (5,378)           (4,793)          (22,366)          (19,023)
                               ------------      ------------      ------------      ------------
        Total Consolidated     $     41,865      $     36,489      $    156,761      $    148,687
                               ============      ============      ============      ============